Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH CORP. APPOINTS DAVID S. WILLIAMS III

TO BOARD OF DIRECTORS

Plymouth Meeting, PA – July 30, 2020 - AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth”), a leading provider of home medical equipment, supplies and related services in the United States, announced today the appointment of digital health executive and innovator David S. Williams III to the Company’s Board of Directors.

Williams is co-founder of Care3, Inc. and currently serves as CEO. Founded in 2015, Care3 is a next generation technology and real-world data platform for patients, families, and medical and social care professionals to optimize care delivered in the home and community.

Prior to Care3, Williams founded two digital health care companies.

In 2012, Williams co-founded and served as CEO of InvolveCare, a task crowdsourcing mobile platform focused on family caregivers. InvolveCare was funded and acquired by Aetna after 14 months of operation and served as the base for the Aetna Medicaid mobile app. In 2006, Williams was the Founding Executive, Chief Marketing Officer and Head of Business Development at PatientsLikeMe, which grew to become the world's leading online health data crowdsourcing platform and was ultimately acquired by United Health Group in 2019.

Williams began his career as an executive in the consulting and pharmaceutical industries, including Deloitte and Eli Lilly and Company.

Williams received his BS in Economics and Entrepreneurial Management from The Wharton School of the University of Pennsylvania and his MBA in Digital Strategy from the UCLA Anderson School of Management. He is a member of the 2013 Class of Henry Crown Fellows with The Aspen Institute and a member of the Aspen Global Leadership Network. Williams also serves on the board of directors of the Price Center for Entrepreneurship & Innovation at UCLA.

“David is a tested, proven national healthcare executive and thought leader who has repeatedly helped bridge the communication and care divide between patients, physicians and their families through the use of technology,” said AdaptHealth CEO, Luke McGee. “We expect to benefit greatly from David’s experience and insights as we continue to apply innovation, technology, and best-in-class processes to further expand AdaptHealth’s role as an integral part of the healthcare delivery ecosystem.”

“It is an honor to join the board of AdaptHealth at this exciting time in its development,” said Mr. Williams. “I am impressed with the Company’s entrepreneurial spirit, its commitment to innovation, and focus on patient care and satisfaction."

About AdaptHealth Corp.

AdaptHealth Corp. is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and biPAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services over approximately 1.7 million patients annually in all 50 states through its network of 247 locations in 40 states.

Forward Looking Statements

This press release includes certain statements that are not historical facts but are forward looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s acquisition pipeline and the impact of the recent coronavirus (COVID-19) pandemic and our response to it. These statements are based on various assumptions and on the current expectations of Company management and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

AdaptHealth Corp.	The Equity Group Inc.
Brittany Lett	Devin Sullivan
Vice President, Marketing	Senior Vice President
(909) 915-4983	(212) 836-9608
blett@adapthealth.com	dsullivan@equityny.com

Kalle Ahl, CFA
Vice President
(212) 836-9614
kahl@equityny.com